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                                                                     EXHIBIT 3.5
                            CERTIFICATE OF FORMATION

                                       OF

                             GREENPOINT CREDIT, LLC

     This Certificate of Formation of GreenPoint Credit, LLC, is being duly executed and filed by the undersigned organizer for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.).


     1. The name of the limited liability company is GreenPoint Credit, LLC (the "Company").

     2. The address of the registered office of the Company in the State of Delaware is 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901.

     3. The name of the Company's registered agent at that address is Lexis Document Services, Inc.

     4. A manager of the Company shall not be personally liable to the Company or its member for monetary damages for breach of fiduciary duty as a manager except for liability (i) for any breach of the manager's duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the manager derived any improper personal benefit. No amendment to or repeal of this Article 4 shall apply to or have any effect on the liability or alleged liability of any manager of the Company for or with respect to any acts or omissions of such manager occurring prior to such amendment or repeal. If the Delaware Limited Liability Company Act is amended hereafter to expand or limit the liability of a manager, then the liability of a manager of the Company shall be expanded to the extent required or limited to the extent permitted by the Delaware Limited Liability Company Act, as amended.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GreenPoint Credit, LLC this 23rd day of June, 1999.


                                   /s/ James M. Fantaci
                                  ---------------------------
                                  JAMES M. FANTACI, ORGANIZER



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